Exhibit 4.3

FORM OF

FIRST AMENDMENT

TO

AMENDED AND RESTATED SHARE REPURCHASE PROGRAM

This amendment (this “Amendment”), adopted effective as of [●], 2017 (the “Amendment Effective Date”), amends the Amended and Restated Share Repurchase Program (the “SRP”) of Inland Residential Properties Trust, Inc., a Maryland corporation (the “Company”), adopted effective as of October 19, 2015, to reflect the Company’s offering of an additional class of common stock, Class T-3 Shares (as defined below). Except as amended by this Amendment, the terms of the SRP in effect as of the Amendment Effective Date will continue to apply.

1. The introductory paragraph of the SRP is hereby deleted in its entirety and replaced with the following:

The Board of Directors (the “Board”) of Inland Residential Properties Trust, Inc., a Maryland corporation (the “Company”), has adopted this Amended and Restated Share Repurchase Program, as amended by the First Amendment to Amended and Restated Share Repurchase Program (as amended, this “Repurchase Program”), to permit and authorize the Company to repurchase shares of its Class A Common Stock, par value $0.001 per share (“Class A Shares”), Class T Common Stock, par value $0.001 per share (“Class T Shares”), and Class T-3 Common Stock, par value $0.001 per share (“Class T-3 Shares” and, together with Class A Shares and Class T Shares, “Shares”), subject to the terms, conditions and limitations set forth herein. The terms on which the Company may repurchase Shares may differ between repurchases upon the death or “Qualifying Disability” (as hereinafter defined) of a beneficial owner of Shares (“Exceptional Repurchases”) and all other repurchases (“Ordinary Repurchases”).

2. Section 1 of the SRP is hereby deleted in its entirety and the following new Section 1 is substituted in its place.

(a)	In the case of Ordinary Repurchases, the Company is authorized to repurchase Shares from its stockholders at a repurchase price per Share equal to: (i) until the date that the Company first discloses an estimated value per Share that is not based solely on the offering price of the Shares in the Company’s most recent primary offering (the “Valuation Date”), $21.60 per Class A Share, $21.61 per Class T Share and $21.61 per Class T-3 Share and (ii) after the Valuation Date, 96.0% of the most recent applicable estimated value per Share reported by the Company.

(b)	In the case of Exceptional Repurchases, the Company is authorized to repurchase Shares from Requesting Parties (as hereinafter defined) at a repurchase price per Share equal to: (i) until the Valuation Date, $22.50 per Class A Share, $22.51 per Class T Share and $22.51 per Class T-3 Share and (ii) after the Valuation Date, 100.0% of the most recent applicable estimated value per Share reported by the Company.

(c)	Notwithstanding anything to the contrary herein, the repurchase price of the Shares for Ordinary Repurchases and Exceptional Repurchases shall never be greater than the then-current public offering price.

3. Section 2(c) of the SRP is hereby deleted in its entirety and the following new Section 2(c) is substituted in its place.

(c)	Repurchase Limitations. Notwithstanding anything to the contrary herein, and excluding any Shares repurchased as Exceptional Repurchases, the Company may not at any time repurchase a number of Shares that exceeds five percent (5.0%) of the aggregate number of Class A Shares, Class T Shares and Class T-3 Shares outstanding on December 31 of the previous calendar year (the “5% Limit”). Further, in any given calendar month, funds used for the purpose of Ordinary Repurchases may not exceed the Ordinary Funds, including any excess amount carried over pursuant to Section 2(b) above (the “Funding Limit” and, together with the 5% Limit, the “Repurchase Limitations”).

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